Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-    ) of our reports dated August 14, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in CytoDyn Inc.’s Annual Report on Form 10-K for the year ended May 31, 2019. Our report on the consolidated financial statements contains an explanatory paragraph regarding CytoDyn Inc.’s ability to continue as a going concern.

/s/ Warren Averett, LLC

Birmingham, AL

March 30, 2020